Exhibit 2.4

                                 August 5, 1996



First Essex Bancorp, Inc.
71 Main Street
Andover, MA 01810

Ladies and Gentlemen:

      Each of the undersigned (each a "Stockholder") beneficially owns and has sole or shared voting power with respect to the number of shares of the common stock, par value $0.10 per share (the "Shares"), of Finest Financial Corp., a New Hampshire corporation (the "Seller"), indicated opposite such Stockholder's name on Schedule 1 attached hereto.

      Simultaneously with the execution of this letter agreement, First Essex Bancorp, Inc. (the "Buyer") and the Seller are entering into an Agreement and Plan of Reorganization (the "Acquisition Agreement") providing, among other things, for the acquisition of Seller by Buyer by means of a merger of Seller with and into Buyer (the "Acquisition"). Each of the undersigned understands that the Buyer has undertaken and will continue to undertake substantial expenses in connection with the negotiation and execution of the Acquisition Agreement and the subsequent actions necessary to consummate the transactions contemplated by the Acquisition Agreement.

      In consideration of, and as a condition to, the Buyer's entering into the Acquisition Agreement, and in consideration of the expenses incurred and to be incurred by the Buyer in connection therewith, each Stockholder and the Buyer agree as follows:

      1. Each Stockholder, while this letter agreement is in effect, shall vote or cause to be voted all of the Shares that such Stockholder shall be entitled to so vote, whether such Shares are beneficially owned by such Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, at any meeting of the Seller's stockholders that may be called and held following the date hereof, for the approval of the Acquisition, as contemplated under the Acquisition Agreement, and shall vote or cause to be voted all such Shares, at any such meeting or any other meeting of the Seller's stockholders following the date hereof, against the approval of any other agreement providing for a merger, acquisition, consolidation, sale of a material amount of assets or other business combination of the Seller or any of its subsidiaries with any person or entity other than the Buyer or any subsidiary of the Buyer. Each Stockholder, while this letter agreement is in effect, shall support at all times, and recommend for approval by the Seller's stockholders, the Acquisition, subject only to the Stockholder's fiduciary obligations as a director of the Seller, to the extent applicable, and each Stockholder shall conduct himself or herself, both publicly and privately, in a manner consistent with such support and recommendation of the Acquisition, subject to the Stockholder's fiduciary obligations as a director of the Seller as applicable.



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First Essex Bancorp, Inc.
August 5, 1996
Page 2

      2. Each Stockholder will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in paragraph 4 below)), or permit to be sold, assigned, transferred or otherwise disposed of, any Shares owned by such Stockholder, whether such Shares are held by the Stockholder on the date of this letter agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except
(a) transfers by will or by operation of law (in which case this letter agreement shall bind the transferee), (b) transfers pursuant to any pledge agreement (subject to the pledgee agreeing in writing to be bound by the terms of this letter agreement), (c) transfers, in connection with estate planning purposes, to members of the Stockholder's immediate family, trusts or charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this letter agreement, and (d) such other transfers (subject to the transferee agreeing in writing to be bound by the terms of this letter agreement) as may be consented to by the Buyer, which consent shall not be unreasonably withheld. The Buyer shall have the option to elect to have any existing certificates representing Shares subject to this letter agreement canceled and reissued bearing the following legend:

       THIS CERTIFICATE, AND THE SHARES REPRESENTED HEREBY, ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS CONTAINED IN A VOTING AGREEMENT BY AND BETWEEN FIRST ESSEX BANCORP , INC . AND THE BENEFICIAL OWNER OF THESE SHARES AND MAY BE TRANSFERRED ONLY IN COMPLIANCE THEREWITH. COPIES OF THE ABOVE-REFERENCED AGREEMENT ARE ON FILE AT THE OFFICES OF FIRST ESSEX BANCORP, INC.

      3. The agreements contained herein are intended to relate to restrictions on transferability and to continue only for such time as may reasonably be necessary to obtain all necessary approvals, including all necessary shareholder and governmental approvals, of the Acquisition and all other transactions contemplated by the Acquisition Agreement.

      4. Each Stockholder represents that such Stockholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement. Each Stockholder further represents that this letter agreement (assuming this letter agreement constitutes a valid and binding agreement of the Buyer) constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. Except as may be set forth in Schedule 1, each Stockholder represents that such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder's name on said Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares.

      5. Notwithstanding anything herein to the contrary, the agreements contained herein shall remain in full force and effect until the earlier of (a) the consummation of the Acquisition or (b) the termination of the Acquisition Agreement in accordance with Article VIII thereof.



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First Essex Bancorp, Inc.
August 5, 1996
Page 3

      6. Each Stockholder has signed this letter agreement intending to be bound hereby. Each Stockholder expressly agrees that this letter agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against such Stockholder. All of the covenants and agreements contained in this letter agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

      7. This letter agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

      8. No waivers of any breach of this letter agreement extended by the Buyer to any Stockholder shall be construed as a waiver of any rights or remedies of the Buyer with respect to any other Stockholder with respect to Shares held by such other Stockholder or with respect to any subsequent breach of the Stockholder or any other Stockholder hereunder.

      9. This letter agreement is deemed to be signed as a sealed instrument and is to be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof. If any provision hereof is deemed unenforceable, the enforceability of the other provisions hereof shall not be affected.

      If the foregoing accurately reflects your understanding of the subject matter intended to be contained herein, please confirm our agreement by signing this letter where indicated below.

                                    Very truly yours,



/s/Robert Bendetson                 /s/Robert Bendetson
Robert Bendetson                    Robert Bendetson, as Trustee for Boston
                                     Furniture Company Profit Sharing Plan


/s/Ralph S. Boutwell                /s/Marilyn Campbell
Ralph S. Boutwell                   Marilyn Campbell


/s/Neil Fineman                     /s/Irving J. Goss
Neil Fineman                        Irving J. Goss


/s/George W. Harris, Jr.            /s/Leo Kahn
George W. Harris, Jr.               Leo Kahn






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First Essex Bancorp, Inc.
August 5, 1996
Page 4

/s/Thomas J. King                   /s/Willis S. Low
Thomas J. King                      Willis S.  Low


/s/David Maltz                      /s/Brian W. Thompson
David Maltz                         Brian W. Thompson


/s/Gerauld Hopkins
Gerauld Hopkins



AGREED TO AND ACCEPTED BY AS
OF THE DATE FIRST ABOVE WRITTEN

FIRST ESSEX BANCORP, INC.


By: /s/Leonard A. Wilson
    Leonard A. Wilson
    President


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First Essex Bancorp, Inc.
August 5, 1996
Page 5
                                   SCHEDULE I

  Name of                     Number of Shares                     Shares
Stockholder                   Beneficially Owned            Subject to Pledge

Robert Bendetsen                     100

Boston Furniture Company
  Profit Sharing Plan             18,750

Ralph S. Boutwell                 18,800

Marilyn Campbell                     100

Neil Fineman                       6,860

Irving J. Goss                    10,000 (1)

George W. Harris                  33,700

Leo Kahn                          40,350

Thomas J. King                       250

Willis S. Low                     27,700

David Maltz                       50,280

Brian W. Thompson                 10,000 (2)

Gerauld Hopkins                  194,000



(1)  Does not include option rights to purchase 15,000 shares.

(2)  Does not include option rights to purchase 50,000 shares.